UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIKCRO TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7 Sapir Street, Ness Ziona 7403630, Israel
(Address, Including Zip Code, of Principal Executive Offices)

Tikcro 2003 Stock Option Plan, as Amended (Full Title of the Plan)

Vcorp Services, LLC 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952 (Name and address for agent for service) 845-425-0077 (Telephone number, including area code, of agent for service)

Copies to:
Adam M. Klein, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv, 6789141 Israel +972-3-608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, no par value per share	2,290,667	(2)	$1.01	(3)	$2,313,574	(3)	$233
Ordinary Shares, no par value per share	709,333	(4)	$0.38	(5)	$269,547	(5)	$28
Total	3,000,000		N/A		$2,583,121		$261

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional ordinary shares, no par value per share (“Ordinary Shares”), of Tikcro Technologies Ltd. (the “Company” or the “Registrant”) that become issuable under the Tikcro 2003 Stock Option Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, or similar transaction.

(2)	Represents Ordinary Shares that may be issued upon exercise of options previously granted under the Plan.

(3)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the exercise price of $1.01 per share of the applicable options.

(4)	Represents Ordinary Shares reserved for issuance pursuant to awards that may be granted under the Plan.

(5)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee, based on the average of the bid and asked prices reported for the Ordinary Shares on the OTC market on July 13, 2016.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)  The Company’s Annual Report on Form 20-F for the year ended December 31, 2015 (Registration File No. 000-30820) (the “Annual Report”), as filed by the Company on April 21, 2016;

(b)  The condensed financial statements attached to the Company’s Report on Form 6-K submitted to the Commission on June 1, 2016; and

(c)  The description of the Ordinary Shares that is contained in the Company’s Registration Statement on Form F-1, filed with the Commission on September 7, 2000 (Registration File No.333-12238), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports (or portions thereof) on Form 6-K subsequently furnished by the Company to the Commission that are expressly identified in such reports as being incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Exculpation of Office Holders

Under the Israeli Companies Law, 5759-1999, as amended (the “Companies Law”), an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so.  The Company’s articles of association allow it to exempt its office holders to the fullest extent permitted by law.

Insurance of Office Holders

The Company’s articles of association provide that, subject to the provisions of the Companies Law, the Company may enter into an insurance contract which would provide coverage for any monetary liability incurred by any of its office holders, with respect to an act performed in the capacity of an office holder for:

•	a breach of his duty of care to the Company or to another person;

•	a breach of his duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Company’s interests; or

•	a financial liability imposed upon him in favor of another person.

Indemnification of Office Holders

The Companies Law and the Company’s articles of association provide that a company may indemnify an office holder against the following obligations and expenses imposed on the office holder with respect to an act performed in the capacity of an office holder:

•
a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by the court; such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the Company’s undertaking to indemnify is limited to events that the Company’s board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that the Company’s board of directors determines to be reasonable under the circumstances;

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court in connection with:

•	proceedings the Company institutes against him or that are instituted on the Company’s behalf or by another person;

•	a criminal charge from which he is acquitted; or

•	a criminal proceeding in which he is convicted of an offense that does not require proof of criminal intent.

Limitations on Exculpation, Insurance and Indemnification

The Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

In addition, under the Companies Law, exculpation of, indemnification of, and procurement of insurance coverage for, the Company’s office holders must be approved by the Company’s audit committee and the Company’s board of directors and, if the beneficiary is a director, by the Company’s shareholders.

The Company’s articles of associations also provide that, subject to the provisions of applicable law, the Company may procure insurance for or indemnify any person who is not an office holder, including without limitation, any of the Company’s employees, agents, consultants or contractors.

In accordance with the foregoing provisions, the Company has obtained liability insurance in favor of its directors and officers and have granted them letters of indemnification and exculpation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement or incorporated herein by reference, is included after the signature page to this Registration Statement.

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

 (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on the 18th day of July, 2016.

TIKCRO TECHNOLOGIES LTD.
By:	/s/ Aviv Boim
	Name:	Aviv Boim
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints each of Izhak Tamir and Aviv Boim as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Tikcro Technologies Ltd. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Aviv Boim	Chief Executive Officer (principal executive officer, principal financial officer and principal accounting officer)	July 18 , 2016
Aviv Boim

/s/ Izhak Tamir	Chairman of the Board of Directors	July 18 , 2016
Izhak Tamir

/s/ Eric Paneth	Director	July 18 , 2016
Eric Paneth

/s/ Liat Hadad	Director	July 18 , 2016
Liat Hadad

/s/ Rami Skaliter	Director	July 18 , 2016
Rami Skaliter

/s/ Isaac Muller	Authorized U.S. Representative	July 18 , 2016
Vcorp Services, LLC

EXHIBIT INDEX

Exhibit Number
4.1
Memorandum of Association, as amended (incorporated herein by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 30, 2013).

4.2
Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 1.2 to the Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on April 30, 2013).

4.3
Amended and Restated Bonus Rights Agreement, dated as of April 30, 2015, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to the Company’s Report on Form 8-A/A filed with the Commission on April 30, 2015).

4.4
Tikcro 2003 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 4.3 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 30, 2015).

5.1	Opinion of Goldfarb Seligman & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).